EXECUTION COPY




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                        AGREEMENT AND PLAN OF MERGER



                         Dated as of April 10, 2001



                                   Among



                          ILLINOIS TOOL WORKS INC.



                          DUDLEY ACQUISITION INC.


                                    and



                               FOILMARK, INC.



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

                             TABLE OF CONTENTS

                                                                         Page
                                 ARTICLE I

DEFINITIONS..................................................................1
            SECTION 1.01  Definitions........................................1

                                ARTICLE II

THE OFFER AND THE MERGER....................................................10
            SECTION 2.01  The Offer.........................................10
            SECTION 2.02  Company Actions...................................12
            SECTION 2.03  Board of Directors; Section 14(f).................13
            SECTION 2.04  The Merger........................................14
            SECTION 2.05  Closing...........................................14
            SECTION 2.06  Effective Time....................................14
            SECTION 2.07  Certificate of Incorporation and By-laws..........14
            SECTION 2.08  Directors.........................................15
            SECTION 2.09  Officers..........................................15

                                ARTICLE III

EFFECT ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES..........................15
            SECTION 3.01  Effect on Capital Stock...........................15
            SECTION 3.02  Exchange of Certificates..........................16

                                ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................18
            SECTION 4.01  Organization, Standing and Power..................18
            SECTION 4.02  Company Subsidiaries; Equity Interests............19
            SECTION 4.03  Capital Structure.................................19
            SECTION 4.04  Authorization; Validity of Agreement;
                            Necessary Action................................20
            SECTION 4.05  No Conflicts; Consents............................21
            SECTION 4.06  SEC Documents; Financial Statements;
                              Undisclosed Liabilities.......................21
            SECTION 4.07  Information Supplied..............................22
            SECTION 4.08  Absence of Certain Changes or Events..............22
            SECTION 4.09  Taxes.............................................23

            SECTION 4.10  Benefit Plans; ERISA Compliance; Excess
                              Parachute Payments............................25
            SECTION 4.11  Litigation........................................26
            SECTION 4.12  Compliance with Applicable Laws...................27
            SECTION 4.13  Contracts; Debt Instruments.......................28
            SECTION 4.14  Guarantees........................................28
            SECTION 4.15  Intellectual Property.............................29
            SECTION 4.16  Takeover Laws.....................................29
            SECTION 4.17  Affiliate Transactions............................30
            SECTION 4.18  Environmental, Health, and Safety.................30
            SECTION 4.19  Real and Personal Property........................31
            SECTION 4.20  Insurance.........................................32
            SECTION 4.21  Compensation......................................33
            SECTION 4.22  Certain Advances..................................33
            SECTION 4.23  Licenses and Permits..............................33
            SECTION 4.24  Copies of Certain Documents.......................34
            SECTION 4.25  Underlying Documents..............................34
            SECTION 4.26  Risk Management Instruments.......................34
            SECTION 4.27  Brokers; Fees and Expenses........................34
            SECTION 4.28  Opinion of Financial Advisor......................34

                                 ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB............................35
            SECTION 5.01  Organization, Standing and Power..................35
            SECTION 5.02  Sub...............................................35
            SECTION 5.03  Financing.........................................35
            SECTION 5.04  Ownership of Company Common Stock.................35
            SECTION 5.05  Authorization; Validity of Agreement;
                            Necessary Action................................35
            SECTION 5.06  No Conflicts; Consents............................36
            SECTION 5.07  Information Supplied..............................36
            SECTION 5.08  Brokers...........................................37
            SECTION 5.09  Litigation........................................37

                                ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS ..................................37
            SECTION 6.01  Conduct of Business...............................37
            SECTION 6.02  No Solicitation...................................40

                                ARTICLE VII

ADDITIONAL AGREEMENTS.......................................................43
            SECTION 7.01  Preparation of Proxy Statement; Stockholders
                            Meeting.........................................43
            SECTION 7.02  Access to Information; Confidentiality............43
            SECTION 7.03  Reasonable Best Efforts; Notification.............44
            SECTION 7.04  Stock Options.....................................46
            SECTION 7.05  ESPP..............................................46
            SECTION 7.06  Indemnification; D&O Insurance....................47
            SECTION 7.07  Public Announcements..............................48
            SECTION 7.08  Transfer Taxes....................................48
            SECTION 7.09  Potential Litigation..............................48
            SECTION 7.10  Certain Employee Matters..........................49
            SECTION 7.11  Parent Guarantee of Bradford Agreement;
                            Shareholder Notes...............................49

                               ARTICLE VIII

CONDITIONS PRECEDENT........................................................50
            SECTION 8.01  Conditions to Each Party's Obligation to
                            Effect the Merger...............................50

                                ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER...........................................50
            SECTION 9.01  Termination.......................................50
            SECTION 9.02  Effect of Termination; Fees and Expenses..........52
            SECTION 9.03  Amendment.........................................53
            SECTION 9.04  Extension; Waiver.................................53
            SECTION 9.05  Procedure for Termination, Amendment,
                            Extension or Waiver.............................53

                                 ARTICLE X

GENERAL PROVISIONS..........................................................54
            SECTION 10.01  Nonsurvival of Representations and
                            Warranties......................................54
            SECTION 10.02  Notices..........................................54
            SECTION 10.03  Interpretation...................................55
            SECTION 10.04  Severability.....................................56
            SECTION 10.05  Counterparts.....................................56
            SECTION 10.06  Entire Agreement; No Third-Party Beneficiaries...56
            SECTION 10.07  Governing Law....................................56
            SECTION 10.08  Assignment.......................................56
            SECTION 10.09  Enforcement......................................56

                        AGREEMENT AND PLAN OF MERGER
                        ----------------------------

                  AGREEMENT AND PLAN OF MERGER dated as of April 10, 2001 (the "Agreement"), between Illinois Tool Works Inc., a Delaware corporation ("Parent"), Dudley Acquisition Inc., a Delaware corporation ("Sub"), and a wholly owned subsidiary of Parent, and Foilmark, Inc., a Delaware corporation (the "Company").

                  WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

                  WHEREAS, in furtherance of such acquisition, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all of the issued and outstanding shares of Company Common Stock (as defined herein) for U.S. $6.36 per share of Company Common Stock (the "Offer Price"), net to the Seller in cash upon the terms and subject to the conditions set forth in this Agreement;

                  WHEREAS, the respective Boards of Directors of Sub and the Company have approved the merger (the "Merger") of Sub into the Company, on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of Company Common Stock not owned directly or indirectly by Parent or the Company, will be converted into the right to receive an amount in cash equal to the Offer Price;

                  WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent and the Principal Company Stockholders (as defined herein) are entering into Stock Option and Tender Agreements (as defined herein); and

                  WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

                  NOW, THEREFORE, the parties hereto agree as follows:

                                 ARTICLE I

                                DEFINITIONS

         SECTION 1.01 Definitions. (a) As used in this Agreement, the following terms shall have the following meanings:

         "Affiliate" means, for any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

         "Affiliated Group" means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local, or foreign law.

         "Alternative Acquisition" has the meaning set forth in Section
6.02(a).

         "Alternative Acquisition Proposal" has the meaning set forth in
Section 6.02(a).

         "Applicable Law" means any statute, law (including common law), ordinance, rule or regulation applicable to the Company or any Company Subsidiary or their respective properties or assets.

         "Applicable Tax Law" means any Applicable Law relating to Taxes, including regulations and other official pronouncements of any Governmental Entity or political subdivision of such jurisdiction charged with interpreting such Applicable Law.

         "Bradford" has the meaning set forth in Section 7.11.

         "Certificate" or "Certificates" mean the certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock.

         "Certificate of Merger" means a certificate of merger, or other appropriate documents, to be filed with the Secretary of State of the State of Delaware to effect the Merger.

         "Closing" means the closing of the Merger.

         "Closing Date" means the date on which the Closing occurs.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" has the meaning set forth in the heading hereof.

         "Company Board" means the Board of Directors of the Company.

         "Company By-laws" means the by-laws of the Company, as amended to the date of this Agreement.

         "Company Capital Stock" has the meaning set forth in Section 4.03.

         "Company Charter" means the certificate of incorporation of the Company, as amended to the date of this Agreement.

         "Company Common Stock" means the common stock, par value $.01 per share, of the Company.

         "Company Disclosure Letter" means the letter, dated as of the date of this Agreement, delivered by the Company to Parent and Sub.

         "Company Employee Stock Option" means any option to purchase Company Common Stock granted under any Company Option Plan and any Individual Option.

         "Company Leased Real Property" has the meaning set forth in
Section 4.19(a).

         "Company Material Adverse Effect" means a material adverse effect on the business, assets and liabilities (taken together), results of operations, financial condition or prospects of the Company and the Company Subsidiaries taken as a whole, or a material adverse effect on the ability of the Company to perform its obligations under the Transaction Agreements to which it is a party or on the ability of the Company to consummate the Offer, the Merger and the other Transactions.

         "Company Option Plans" means the Company's Amended and Restated 1995 Stock Incentive Compensation Plan, the 1997 Non-Employee Director's Stock Plan and the HoloPak Technologies, Inc. 1993 Non-Qualified Stock Option Plan.

         "Company Owned Real Property" has the meaning set forth in Section 4.19(a).

         "Company Plans" has the meaning set forth in Section 4.10(a).

         "Company Preferred Stock" has the meaning set forth in Section
4.03.

         "Company SAR" means any stock appreciation right linked to the price of Company Common Stock and granted under any Company Option Plan.

         "Company SEC Documents" means all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since June 30, 1997.

         "Company Stockholder Approval" has the meaning set forth in
Section 4.04(c).

         "Company Stockholders Meeting" means a meeting of the Company's stockholders for the purpose of seeking Company Stockholder Approval.

         "Company Subsidiaries" means all the Subsidiaries of the Company.

         "Company Warrants" means warrants to purchase Company Common Stock.

         "Confidentiality Agreement" means the confidentiality agreement, dated November 3, 2000, between the Company and Parent.

         "Consent" means any consent, approval, license, Permit, Order or authorization.

         "Consulting Agreement" has the meaning set forth in Section 7.11.

         "Contract" means any contract, lease, license, indenture, note, bond, mortgage, agreement, Permit, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement (whether written or oral).

         "DGCL" means the Delaware General Corporation Law, as amended from time to time.

         "D&O Insurance" means directors' and officers' insurance.

         "Dissenters' Shares" means shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands payment of the fair value of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL.

         "Effective Time" shall have the meaning set forth in Section 2.06.

         "Environmental, Health and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976 and the Occupational Safety and Health Act of 1970, each as amended, together with all other Applicable Laws (including rules, regulations, codes, common law, plans, injunctions, judgments, Orders, decrees, rulings and charges thereunder) of any Governmental Entity concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of Hazardous Substances into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, clean-up, transport, or handling of Hazardous Substances, in each case as now in effect and applicable to the Company.

         "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of section 414 of the Code.

         "ESPP" has the meaning set forth in Section 7.05(a).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Exchange Fund" shall have the meaning set forth in Section
3.02(a).

         "Filed Company SEC Documents" means all Company SEC Documents that were filed and publicly available prior to the date of this Agreement.

         "Financial Statements" means the consolidated financial statements of the Company and its Subsidiaries included in each of the Company's Annual Report on Form 10-K for the fiscal years ended June 30, 1999 and June 30, 2000, each of Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 2000 and December 31, 2000 and any consolidated financial statements of the Company filed with the SEC after the date hereof, including in each case the footnotes thereto.

         "Fully Diluted Shares" has the meaning set forth in Exhibit A hereto.

         "GAAP" as to any Person means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the most recent audited financial statements of such Person were prepared prior to the date of this Agreement.

         "Governmental Entity" means any:

         (i)      federal, state, local, municipal, or foreign government;

         (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, instrumentality or entity and any court or other tribunal);

         (iii)    multi-national organization or body; or

         (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power.

         "Hazardous Substance" means any hazardous, acutely hazardous, or toxic substance, waste or contaminant, or any other material, including, without limitation, petroleum hydrocarbons and asbestos, regulated under any Environmental, Health and Safety Law and applicable to the material, substance, waste or contaminant in the jurisdiction in which such material, substance, waste or contaminant is located.

         "HoloPak" has the meaning set forth in Section 7.11.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Incumbent Directors" has the meaning set forth in Section
2.03(c).

         "Indebtedness" means, without duplication, (i) all obligations for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations upon which interest charges are customarily paid, (iv) all obligations under conditional sale or other title retention agreements relating to purchased property, (v) all obligations issued or assumed as the deferred purchase price of property or services (excluding obligations to creditors for raw materials, inventory, services and supplies incurred in the ordinary and usual course of business), (vi) all capitalized lease obligations, (vii) all obligations of others secured by a Lien, other than Permitted Liens under clauses (i),
(ii) or (iii) of the definition thereof, on property or assets of the Company or a Company Subsidiary, whether or not the obligations secured thereby have been assumed, (viii) all obligations under interest rate or currency hedging transactions (valued at the termination value thereof),
(ix) all letters of credit and (x) all guarantees and arrangements having the economic effect of a guarantee of any indebtedness of any other Person (other than a Company Subsidiary).

         "Indemnified Party" has the meaning set forth in Section 7.06.

         "Individual Options" means the options granted (i) to Wayne Parker, Charles Yetka and Marc Woontner under the two Stock Option Agreements dated as of January 4, 1990 (as the same may have been amended pursuant to the letter agreements dated May 3, 1999, (ii) to Robert Coghan under the Stock Option Agreement dated as of July 31, 1991, and (iii) to Harry Parker under the Stock Option Agreement dated as of July 31, 1991.

         "Intellectual Property Rights" means, collectively, the registrations and applications for all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and all technology, know-how, data, computer programs and other tangible or intangible proprietary information or material.

         "IRS" means the Internal Revenue Service.

         "Knowledge" means an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

         (i)  such individual is actually aware of such fact or other matter; or

         (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a due inquiry.

         The Company will be deemed to have "Knowledge" of a particular fact or other matter if: Frank J. Olsen, Jr., Carol Robie, Philip Leibel, Marc Woontner, Serge Roger, Richard Zeller, Arthur Karmel; or a Company Subsidiary has Knowledge of such fact or other matter.

         "Liens" means pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever.

         "Material Contracts" means Contracts that are material to the business, properties, assets and liabilities (taken together), financial condition, results of operations or prospects of the Company and the Company Subsidiaries taken as a whole and those which are set forth in
Section 4.13(a) of the Company Disclosure Letter.

         "Material Intellectual Property Rights" means all Intellectual Property Rights which are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole.

         "Maximum Premium" has the meaning set forth in Section 7.06(b).

         "Merger" has the meaning set forth in the recitals hereto.

         "Merger Consideration" means the U.S. dollar cash amount equal to the price per share of Company Common Stock paid pursuant to the Offer.

         "Minimum Tender Condition" has the meaning set forth in Exhibit A hereto.

         "Offer" has the meaning set forth in the recitals hereto.

         "Offer Documents" has the meaning set forth in Section 2.01(b).

         "Offer Price" has the meaning set forth in the recitals hereto.

         "Order" means with respect to any Person, any award, decision, injunction, judgment, stipulation, order, ruling, subpoena, writ, decree, consent decree, or verdict entered, issued, made, or rendered by any court, administrative agency, arbitrator or other Governmental Entity affecting such Person or any of its properties.

         "ordinary and usual course of business" means an action taken by a Person that is consistent with the past practices of such Person and is taken in the ordinary course of normal day-to-day operations of such Person.

         "Outside Date" has the meaning set forth in Section 9.01(b)(i).

         "Parent" has the meaning set forth in the heading hereto.

         "Parent Board" has the meaning set forth in Section 5.05.

         "Parent Disclosure Letter" means the letter, dated as of the date of this Agreement, delivered by Parent to the Company.

         "Parent Material Adverse Effect" means a material adverse effect on the ability of Parent or Sub to perform its obligations under this Agreement or on the ability of Parent or Sub to consummate the Offer, the Merger and the other Transactions.

         "Paying Agent" means the bank or trust company selected by Parent prior to the Effective Time to act as paying agent for the payment of the Merger Consideration.

         "Pending Offering Period" has the meaning set forth in Section
7.05(a).

         "Permit" has the meaning set forth in Section 4.23.

         "Permitted Liens" has the meaning set forth in Section 4.19(a).

         "Person" means any individual, firm, corporation (including any non-profit corporation), general or limited partnership, company, limited liability company, trust, joint venture, estate, association, organization, labor union, or other entity or Governmental Entity.

         "Principal Company Stockholders" means those stockholders of the Company identified in Part A of the Parent Disclosure Letter.

         "Proceedings" means any action, arbitration, audit, hearing, proceeding, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

         "Proxy Statement" means a proxy or information statement of the Company relating to the approval of this Agreement by the Company's stockholders.

         "Schedule 14D-9" means the Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer, as amended from time to time.

         "Schedule TO" means the Tender Offer Statement on Schedule TO with respect to the Offer, as amended from time to time.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Stock Option and Tender Agreements" means the agreements entered into by Parent and the Principal Company Stockholders pursuant to which each of the Principal Company Stockholders has agreed to take specified actions in furtherance of the Offer and the Merger.

         "Stock Transfer Taxes" means any state, local, foreign or provincial Tax which is attributable to the transfer of Company Common Stock pursuant to this Agreement.

         "Sub" has the meaning set forth in the heading hereto.

         "Sub Board" has the meaning set forth in Section 5.05.

         "Subsequent Transaction" has the meaning set forth in Section
7.03(c).

         "Subsidiary" means, with respect to any Person, any corporation, association, general or limited partnership, company, limited liability company, trust, joint venture, organization or other entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

         "Superior Company Proposal" has the meaning set forth in Section
6.02(e).

         "Surviving Corporation" has the meaning set forth in Section 2.04.

         "Tax" or "Taxes" means: (i) any income, corporation, gross income, gross receipts, franchise, profits, gains, capital stock, capital duty, withholding, social security (or similar), employment, unemployment, disability, real property, personal property, wealth, welfare, stamp, excise, license, severance, environmental (including taxes under Section 59A of the Code), customs duties, occupation, sales, use, transfer, registration, value added, payroll, premium, property, or windfall profits tax, estimated, ad valorem or excise tax, alternative or add-on minimum tax or other tax of any kind whatsoever (whether or not measured in whole or in part by net income and including any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority, including any interest, penalty, or addition thereto, whether disputed or not; and
(ii) any liability by contract or agreement for the payment of any amount of the type described in clause (i) as a result of the Company or any Company Subsidiary being a successor to or transferee of any other corporation at any time on or prior to the Closing Date, and any interest, penalties, additions to tax (whether imposed by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

         "Tax Authority" means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Taxes for such entity or subdivision, including any Governmental Entity that imposes, or is charged with collecting, social security or similar charges or premiums.

         "Tax Period" means, with respect to any Tax, the period for which the Tax is reported as provided under any Applicable Tax Law.

         "Tax Return" means all Federal, state, local, provincial and foreign Tax Returns, declarations, statements, reports, schedules, forms and information Returns and any amended Tax Return relating to Taxes.

         "Termination Fee" has the meaning set forth in Section 9.02(b).

         "Transactions" means, collectively, the Offer, the Merger and the other transactions contemplated by the Transaction Agreements.

         "Transaction Agreements" means this Agreement and the Stock Option and Tender Agreements.

         "Transfer Taxes" means any state, local, foreign or provincial Tax which is attributable to the transfer of the beneficial ownership of the Company's or the Company's Subsidiaries' real or personal property.

         "Voting Company Debt" means any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.


                                 ARTICLE II

                          THE OFFER AND THE MERGER

         SECTION 2.01  The Offer.

         (a) As promptly as practicable but in no event later than ten (10) business days after the date of this Agreement, Sub shall, and Parent shall cause Sub to, commence the Offer within the meaning of the applicable rules and regulations of the SEC. The obligation of Sub to, and of Parent to cause Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer shall be subject only to the conditions set forth in Exhibit A (any of which may be waived by Sub in its sole discretion, except as otherwise provided herein). Sub expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer or reduce or waive the Minimum Tender Condition, (ii) reduce the consideration per share of Company Common Stock to be paid pursuant to the Offer below the Offer Price, (iii) modify or add to the conditions set forth in Exhibit A, (iv) except as provided in the next sentence, extend the Offer or (v) change the form of consideration payable in the Offer. Notwithstanding the foregoing, Sub may, without the consent of the Company, (A) extend the Offer for up to forty-five (45) days, if at the initial scheduled expiration date of the Offer (which shall be twenty (20) business days following the commencement of the Offer) any of the conditions to Sub's obligation to purchase shares of Company Common Stock are not satisfied or waived, until such time as such conditions are satisfied or waived, (B) extend the Offer, if all of the conditions to the Offer are satisfied or waived but the number of the Shares validly tendered and not withdrawn is less than ninety percent (90%) of the then outstanding number of shares on a Fully Diluted Basis, for an aggregate period not to exceed twenty (20) business days (for all such extensions); provided, that Sub shall immediately accept and promptly pay for all Company Common Stock tendered prior to the date of an extension pursuant to clause (B) and shall otherwise meet the requirements of Rule 14d-11 under the Exchange Act in connection with each such extension, (C) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, and (D) extend the Offer in increments of not more than twenty (20) business days, if at the initial scheduled expiration of the Offer (or any extension thereof) the waiting period (and any extension thereof) applicable to any of the Transactions under the HSR Act shall not have been terminated or shall not have expired or any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the consummation of the Merger, shall not have been obtained or made. On the terms and subject to the conditions of the Offer and this Agreement, Sub shall pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer and, with respect to any extension of the Offer, as soon as practicable after shares of Company Common Stock are validly tendered. Sub may, at any time, transfer or assign to one or more Subsidiaries of Parent the right to purchase all or any portion of the shares of Company Common Stock tendered pursuant to the Offer, but any such transfer or assignment shall not relieve Sub or Parent of their respective obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for shares of Company Common Stock validly tendered and accepted for payment.

         (b) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). The Offer Documents will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder. Parent shall deliver copies of the proposed forms of the Offer Documents to the Company within a reasonable time prior to the commencement of the Offer for review and comment by the Company and its counsel. Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. Parent and Sub shall provide the Company and its counsel in writing with any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

         SECTION 2.02  Company Actions.

         (a) The Company hereby approves of and consents to each of the Transactions.

         (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC the Schedule 14D-9 containing the recommendations described in Section 4.04(b) and shall mail the Schedule 14D-9 to the holders of Company Common Stock. The Schedule 14D-9 will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder. The Company shall deliver copies of the proposed form of the Schedule 14D-9 to Parent within a reasonable time prior to the filing thereof with the SEC for review and comment by Parent and its counsel. Each of the Company, Parent and Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. The Company shall provide Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

         (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings, computer files and all other information in the Company's possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of Applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall deliver to the Company or destroy all copies of such information then in their possession.

         SECTION 2.03  Board of Directors; Section 14(f).

         (a) If requested by Parent, promptly after the acceptance for payment of the shares of Company Common Stock to be purchased pursuant to the Offer as a result of which Sub and its Affiliates own at least enough shares of Company Common Stock to satisfy the Minimum Tender Condition, Sub shall be entitled to designate such number of directors on the Company Board (and on each committee of the Company Board and on each board of directors of each Company

Subsidiary designated by Parent) as will give Sub representation on the Company Board (or such committee or Company Subsidiary board of directors) equal to at least that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on the Company Board (or such committee or Company Subsidiary board of directors) giving effect to the directors appointed or elected pursuant to this sentence multiplied by (b) the percentage that (i) such number of shares of Company Common Stock so accepted for payment and paid for by Sub plus the number of shares of Company Common Stock otherwise owned by Sub or any other subsidiary of Parent bears to (ii) the Fully Diluted Shares, and the Company shall, at such time, cause Sub's designees to be so appointed or elected. The Company shall take all actions necessary to cause the persons designated by Parent to be directors on the Company Board (or a committee of the Company Board or the board of directors of a Company Subsidiary designated by Parent) pursuant to the preceding sentence to be so appointed or elected (whether, at the request of Parent, by means of increasing the size of the Company Board (or such committee or Company Subsidiary board of directors) or seeking the resignation of directors and causing Parent's designees to be appointed or elected).

         (b) The Company's obligation to appoint designees of Parent and/or Sub to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule l4f-1 in order to fulfill its obligations under this Section 2.03, and shall include in the
Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1. Parent and Sub will supply to the Company any information with respect to any of them and their nominees, officers, directors and Affiliates required by Section 14(f) and Rule 14f-1.

         (c) Notwithstanding anything in this Section 2.03 to the contrary, until the Effective Time, the Company shall retain as members of the Company Board at least two (2) directors who are directors of the Company as of the date hereof (the "Incumbent Directors"). Following the election or appointment of Parent's and/or Sub's designees pursuant to this Section
2.03 and prior to the Effective Time, any amendment or termination of this Agreement, extension for the performance or waiver of the obligations or other acts of Parent or Sub or waiver of the Company's rights hereunder, will require the concurrence of each of the Incumbent Directors.

         SECTION 2.04 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). At the election of Parent, any direct or indirect Subsidiary or other Affiliate of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing.

         SECTION 2.05 Closing. The Closing shall take place at the offices of Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois 60603 at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by Applicable Law, waiver by all parties) of the conditions set forth in Article VIII (or, to the extent permitted by law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company.

         SECTION 2.06 Effective Time. As soon as practicable after the Closing, Parent and the Company will cause the Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 or 253 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other time as shall be agreed upon by the parties and set forth in the Certificate of Merger in accordance with the DGCL (the "Effective Time"). From and after the Effective Time, the Merger shall have all the effects provided by
Section 259 of the DGCL, including without limitation, the effect that the Surviving Corporation shall possess all of the assets, rights, privileges, powers and franchises and shall be subject to all of the liabilities, restrictions, disabilities and duties of the Company and Sub, all as provided under the DGCL.

         SECTION 2.07 Certificate of Incorporation and By-laws. (a) The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law; provided, however, that such Certificate of Incorporation shall be amended to become identical to the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time except that Article I thereof shall be amended to change the name of the Surviving Corporation to the name of the Company.

         (b) The By-laws of Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law.

         SECTION 2.08 Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and by-laws.

         SECTION 2.09 Officers. The officers of the Company shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and by-laws.

                                ARTICLE III

                     EFFECT ON THE CAPITAL STOCK OF THE
             CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

         SECTION 3.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

         (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

         (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company, the Company Subsidiaries, Parent or Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

         (c) Conversion of Company Common Stock and Options. (i) Subject to Sections 3.01(b), and 3.01(d), each issued and outstanding share of Company Common Stock shall be converted into the Merger Consideration.

                  (ii) As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 3.02, without interest.

                  (iii) Company Employee Stock Options shall be treated as set forth in Section 7.04.

         (d) Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, Dissenters' Shares shall not be converted into Merger Consideration as provided in Section 3.01(c), but rather the holders of Dissenters' Shares shall be entitled to payment of the fair value of such Dissenters' Shares in accordance with Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of fair value under
Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder's Dissenters' Shares shall cease and such Dissenters' Shares shall be treated as if they had been converted as of the Effective Time into Merger Consideration as provided in Section 3.01(c). The Company shall provide prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, attempted withdrawals of any such demands and any other documents received in connection with any assertion of rights to payment of fair value under
Section 262 of the DGCL, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

         SECTION 3.02  Exchange of Certificates.

         (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company to act as the Paying Agent for the payment of the Merger Consideration upon surrender of Certificates representing Company Common Stock. The Surviving Corporation shall provide to the Paying Agent on a timely basis, as and when needed after the Effective Time, cash necessary to pay for the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to Section 3.01(c) (such cash being hereinafter referred to as the "Exchange Fund").

         (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall (A) pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate, or (B) establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is otherwise not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.01(c). No interest shall be paid or shall accrue on any Merger Consideration payable upon the surrender of any Certificate.

         (c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article III upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares, and there shall be no further registration of transfers on the stock transfer books of the

Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this
Article III.

         (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock six months after the Effective Time shall be delivered to the Surviving Corporation and any holder of Company Common Stock who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration.

         (e) No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law. If any Certificate has not been surrendered prior to the date that is five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

         (f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

         (g) Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Tax Authority, the Surviving Corporation will be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate Tax Authority.

         (h) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with Section
3.01 hereof, provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, indemnify the Surviving Corporation in a manner satisfactory to it (including, without limitation, the posting by such Person of such bond and security as the Surviving Corporation may reasonably request) against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

                                 ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Sub as follows:

         SECTION 4.01 Organization, Standing and Power. The Company and each of the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted, other than such Permits the lack of which, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction (i) listed in Section 4.01 of the Company Disclosure Letter and (ii) where the nature of its business or its ownership of its properties make such qualification necessary or beneficial, except in such jurisdictions where the failure to be so qualified, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect. True and complete copies of the Company Charter, the Company By-laws and the charter documents, by-laws, organizational documents and partnership, limited liability company and joint venture agreements (and in each case all amendments thereto) of each of the Company Subsidiaries as in effect immediately prior to the date hereof have been delivered to Parent. Neither the Company nor any of the Company Subsidiaries is in violation of any term of its respective certificate of incorporation or by-laws (or other organizational documents).

         SECTION 4.02 Company Subsidiaries; Equity Interests. (a) The Company owns directly or indirectly each of the outstanding shares of capital stock or a 100% ownership interest, as applicable, of each of the Company Subsidiaries free and clear of all Liens. Each of the outstanding shares of capital stock of each of the Company Subsidiaries having corporate form is duly authorized, validly issued, fully paid and nonassessable. The following information for each Company Subsidiary is set forth in Section 4.02 of the Company Disclosure Letter: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the name of each stockholder or owner and the number of issued and outstanding shares of capital stock or share capital held by it or the type and amount of any ownership interest.

         (b) Except for its interests in the Company Subsidiaries, neither the Company nor any Company Subsidiary (i) owns, has any right to, or is involved in negotiations to, acquire, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person or (ii) has the ability to control (whether through the ownership of voting securities or otherwise) any other Person.

         SECTION 4.03 Capital Structure. The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock and 500,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Stock" and collectively with the Company Common Stock, "Company Capital Stock"). As of the date hereof, (i) 8,092,572 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding, (ii) 39,200 shares of Company Common Stock and no shares of Company Preferred Stock were held by the Company in its treasury, and (iii) 1,189,414 shares of Company Common Stock were subject to outstanding Company Employee Stock Options and the weighted average exercise price of such options was $4.73 per share. Section 4.03 of the Company Disclosure Letter sets forth a full list of all outstanding Company Employee Stock Options, including the name of the Person to whom such options have been granted, the number of shares subject to each option, the per share exercise price for each option, the vesting schedule for each option and whether such option automatically terminates in the event of a change in control of the Company. Except as set forth above, and except for the ESPP, as of the date hereof, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract to which the Company is a party or otherwise bound. There are no Voting Company Debts, Company Warrants or Company SARs issued or outstanding and the only rights outstanding under any Company Option Plan are Employee Stock Options. Except as set forth above, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (A) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt or (B) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking. Except as set forth in Section 4.03 of the Company Disclosure Letter, there are not any (1) outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary, or (2) voting trusts or other agreements or understandings to which the Company or any of the Company Subsidiaries is a party with respect to the voting or transfer of capital stock of the Company or any of the Company Subsidiaries.

         SECTION 4.04 Authorization; Validity of Agreement; Necessary Action. (a) The Company has full corporate power and authority to execute and deliver each Transaction Agreement to which it is a party and each agreement, document and instrument to be executed and delivered by or on behalf of it pursuant to, or in connection with or as contemplated by the Transaction Agreements and to consummate the Transactions. The execution, delivery and performance by the Company of each Transaction Agreement to which it is a party and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, and except for the Company Stockholder Approval in the case of the Merger, no other corporate action on the part of the Company is necessary to authorize the consummation of the Transactions. The Transaction Agreements to which the Company is a party have been duly executed and delivered by the Company and constitute (assuming the due authorization, execution and delivery by Parent and Sub), valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity.

         (b) The Company Board, at a meeting duly called and held prior to execution of any of the Transaction Agreements, duly adopted resolutions by a unanimous vote of those directors present at the meeting (i) approving and declaring advisable this Agreement and the other Transaction Agreements to which the Company is a party, the Merger and the other Transactions,
(ii) determining that the terms of the Offer, the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, (iii) recommending that the holders of Company Common Stock accept the Offer and tender their shares of Company Common Stock pursuant to the Offer, (iv) recommending that the Company's stockholders approve and adopt this Agreement and (v) adopting this Agreement and the other Transaction Agreements to which the Company is a party. Such resolutions are sufficient to render inapplicable to Parent and Sub and this Agreement and the other Transaction Agreements to which the Company is a party, the Offer, the Merger and the other Transactions the provisions of Section 203 of the DGCL. The Company has been advised by each of its directors and officers that each such Person intends to tender all shares of Company Common Stock owned by such Person pursuant to the Offer, except to the extent of any restrictions created by Section 16(b) of the Exchange Act.

         (c) The only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the "Company Stockholder Approval"). No vote or approval of any holder of Company Capital Stock is necessary to approve any Transaction Agreement other than this Agreement or to consummate the Offer or any Transaction other than the Merger.

         SECTION 4.05 No Conflicts; Consents. Except as set forth in
Section 4.05 of the Company Disclosure Letter, the execution and delivery by the Company of each Transaction Agreement to which it is a party do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary,
(ii) any Material Contract or (iii) subject to the filings and other matters referred to in the following sentence, any provision of any Order or Applicable Law applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the cases of clause
(ii) or (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 4.05 of the Company Disclosure Letter, no Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of any Transaction Agreement to which it is a party or the consummation of the Transactions, other than (A) compliance with and filings under the HSR Act, (B) the filing with the SEC of (1) the Schedule 14D-9, (2) a Proxy Statement, if such approval is required by Applicable Law, and (3) such reports under Section 13 of the Exchange Act, as may be required in connection with this Agreement and the other Transaction Agreements, the Offer, the Merger and the other Transactions, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (D) such filings as may be required in connection with the Taxes described in Section 7.07, and (E) such other items as are set forth in Section 4.05 of the Company Disclosure Letter.

         SECTION 4.06 SEC Documents; Financial Statements; Undisclosed Liabilities. (a) The Company has timely filed with the SEC all Company SEC Documents. As of its respective date, each Company SEC Document, including, without limitation, any financial statements or schedules included therein, complied in all material respects with the requirements of the Securities Act and Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) The Financial Statements comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

         (c) The Company and the Company Subsidiaries have no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, due or to become due, known or unknown, and whether or not required to be disclosed on a balance sheet prepared in accordance with GAAP, except liabilities (i) stated or adequately reserved against in the Financial Statements of the Company included in the Filed Company SEC Documents or disclosed in Section 4.06(b) of the Company Disclosure Letter, or (ii) incurred in the ordinary and usual course of business since December 31, 2000.

         SECTION 4.07 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference therein.

         SECTION 4.08 Absence of Certain Changes or Events. Except as disclosed in the Filed Company SEC Documents or in Section 4.08 of the Company Disclosure Letter, from the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, the Company has conducted its business only in the ordinary and usual course of business, and during such period there has not been (a) any Company Material Adverse Effect, (b) any change by the Company in its accounting or tax principles or practices, (c) any declaration, payment or setting aside for payment of any dividends, or any redemption, purchase or other acquisition of any of its capital stock, or (d) any revaluation by the Company of any of its assets other than in the ordinary and usual course of business.

         SECTION 4.09 Taxes. (a) Each of the Company and the Company Subsidiaries has filed all Tax Returns required to be filed through the date hereof, and has paid or caused to be paid all material Taxes required to be paid through the date hereof as shown on any Tax Return, except Taxes which have not yet accrued or otherwise become due or accrued Taxes which are in dispute, for which adequate provision has been made in the most recent audited financial statements included in the Filed Company SEC Documents. All such Tax Returns were correct and complete in all material respects. The provisions for Taxes on the Financial Statements is sufficient for the payment of all accrued and unpaid Taxes of any nature of the Company and the Company Subsidiaries, whether or not assessed or disputed. All material Taxes and other material assessments and levies which the Company or any of the Company Subsidiaries is required to withhold or collect have been withheld and collected and have been paid over to the proper Governmental Entities. Except as set forth in Section 4.09 of the Company Disclosure Letter, there is no pending dispute or claim concerning any Tax liability of the Company or any of the Company Subsidiaries either (A) claimed or raised by any Tax Authority or (B) as to which the Company has Knowledge based upon personal contact with any agent of or other Person acting on behalf of or for such Tax Authority. Except as set forth in Section 4.09 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has received notice of any audit of any Tax Return filed by such Person. Except as set forth in Section 4.09 of the Company Disclosure Letter, (A) neither the Company nor any of the Company Subsidiaries has received written notice of any claim made by any authority in a jurisdiction where the Company or such Company Subsidiary does not file Tax Returns that the Company or such Company Subsidiary is or may be subject to taxation by that jurisdiction, and (B) there is no such claim as to which the Company has Knowledge based upon personal contact with any agent of or other Person acting on behalf of or for such Tax Authority. There are no Liens recorded or asserted on any of the assets or properties of the Company or any of the Company Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

         (b) The Company has made available to Parent correct and complete copies of all Tax Returns, examination reports, statements of deficiencies assessed against or agreed to by the Company or any of the Company Subsidiaries and all other communications relating thereto since December 31, 1997.

         (c) Neither the Company nor any of the Company Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Except as set forth in Section 4.09 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

         (d) Neither the Company nor any of the Company Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations or agreed to have Section 341(f)(2) of the Code apply. Except as set forth in Section 4.09 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has made any payments, is obligated to make any payments, or is party to any agreement that would obligate it to make any payments that will not be deductible under Section 280G or Section 162(m) of the Code. Neither the Company nor any of the Company Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Each of the Company and the Company Subsidiaries has disclosed on its respective federal income Tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of
Section 6662 of the Code. Neither the Company nor any of the Company Subsidiaries is a party to any Tax allocation or sharing agreement. Neither the Company nor any of the Company Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax return or (B) has any liability for the Taxes of any Person under Treasury Regulation ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or agreement. Neither the Company nor any of the Company Subsidiaries is or will be required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or a Company Subsidiary (nor does the Company have any Knowledge that the Internal Revenue Service has proposed any such adjustment or change of accounting method). There are no requests for rulings or determinations in respect of any Tax or Tax matter pending between the Company or any of the Company Subsidiaries and any Tax Authority.

         (e) Each Affiliated Group has filed all income Tax Returns that it was required to file for each Tax Period during which any of the Company and the Company Subsidiaries was a member of the group. All such Tax Returns were correct and complete (A) in all respects insofar as they relate to any of the Company and the Company Subsidiaries and (B) in all material respects insofar as they do not relate to the Company and the Company Subsidiaries. All income Taxes owed by any Affiliated Group (whether or not shown on any Tax Return) have been paid for each taxable period during which any of the Company and the Company Subsidiaries was a member of the group.

         (f) To the Knowledge of the Company there is no dispute or claim concerning any income Tax liability of any Affiliated Group for any taxable period during which any of the Company and the Company Subsidiaries was a member of the group either (A) claimed or raised by any authority in writing or (B) as to which the Company has Knowledge based upon personal contact with any agent of such authority. No Affiliated Group has waived any statute of limitations in respect of any income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency for any taxable period during which any of the Company and Company Subsidiaries was a member of the group.

         SECTION 4.10 Benefit Plans; ERISA Compliance; Excess Parachute Payments. (a) Section 4.10 of the Company Disclosure Letter contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of ERISA, including, without limitation, multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of any Transaction, including the Offer or the Merger or otherwise), whether formal or informal, oral or written, under which any employee or former employee of the Company, the Company Subsidiaries or any of their respective ERISA Affiliates has any present or future right to benefits or under which the Company, the Company Subsidiaries or any of their respective ERISA Affiliates has any present or contingent liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans".

         (b) With respect to each Company Plan, the Company has delivered to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument;
(ii) the most recent IRS determination or opinion letter, if applicable;
(iii) any summary plan description
and other written communications or a description of any oral communications by the Company, the Company Subsidiaries or any of their ERISA Affiliates concerning the extent or nature of the benefits provided under a Company Plan; and (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports.

         (c) (i) Each Company Plan has been established and complies and has been administered in form and operation in, in all material respects, accordance with its terms and with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) to the Knowledge of the Company, each Company Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified and has received a favorable determination letter or, in the case of a prototype plan, opinion letter from the IRS as to its qualification under section 401(a) of the Code and the tax-exempt status of any trust which forms a part of such plan under section 501(a) of the Code, which favorable determination letter or, in the case of a prototype plan, opinion letter covers all amendments to the plan for which the remedial amendment period (within the meaning of section 401(b) of the Code and applicable regulations) has expired, and to the Knowledge of the Company nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) to the Knowledge of the Company no event has occurred and no condition exists that would subject the Company, the Company Subsidiaries or any of their respective ERISA Affiliates, either directly or indirectly, to any material Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) for each Company Plan with respect to which a Form 5500 has been filed, no material adverse change has occurred with respect to the matters covered by the most recent Form since the date thereof; (v) no "prohibited transaction" (as such term is defined in ERISA section 406 and Code section 4975) has occurred with respect to any Company Plan; and (vi) other than continuation coverage benefits required by Applicable Law, no Company Plan provides post-termination welfare benefits (except as required by section 4980B of the Code) and none of the Company or any Company Subsidiaries has any obligations to provide any post-termination welfare benefits.

         (d) With respect to any Company Plan (or the assets thereof), (i) no actions, suits or claims (other than routine claims for benefits in the ordinary and usual course of business) are pending or, to the Knowledge of the Company, threatened and to the Knowledge of the Company no facts or circumstances exist that could give rise to any such actions, suits or claims and (ii) none of the assets of any Company Plan subject to Part IV of Title I of ERISA are invested in employer securities or employer real property.

         (e) Except as set forth in Section 4.10 of the Company Disclosure Letter, no Company Plan exists that could result in the payment to any present or former employee of the Company or the Company Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company or any Company Subsidiary as a result of the Transactions, including the Offer and the Merger, whether or not such payment would constitute a parachute payment within the meaning of Code section 280G. Except as set forth in Section
4.10 of the Company Disclosure Letter, no Company Plan exists that could give rise to the payment of any amount that would not be deductible by the Company or the Company Subsidiaries under Section 162(m) of the Code.

         (f) With respect to each Company Plan that is subject to Title IV of ERISA, (i) there has been no reportable event (as described in section 4043 of ERISA), (ii) no steps have been taken to terminate any such plan,
(iii) there has been no withdrawal (within the meaning of section 4063 of ERISA) of a "substantial employer" (as defined in section 4001(a)(2) of ERISA), (iv) no event or condition has occurred which might constitute grounds under section 4042 of ERISA for the termination of or the appointment of a trustee to administer any such plan; and (v) if each such plan were terminated immediately after the Closing, there would be no unfunded liabilities with respect to any such plan, its participants or beneficiaries or the Pension Benefit Guaranty Corporation.

         (g)      None of the Company Plans are multiemployer plans.

         SECTION 4.11 Litigation. Except as set forth in Section 4.11 of the Company Disclosure Letter, there are (i) no continuing Orders, to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound or, to the Knowledge of the Company, to which any of their respective directors, officers or employees, in such capacities, is a party or by which any of their respective properties or assets are bound, and (ii) no Proceedings pending and for which service of process has been made against the Company or any Company Subsidiary or, to the Knowledge of the Company, against any of their respective directors, officers or employees, in such capacities or, to the Knowledge of the Company, threatened or pending against the Company or any Company Subsidiary, or, to the Knowledge of the Company, against any of their respective directors, officers or employees, at law or in equity, or before or by any Governmental Entity. There are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary which may call into question the validity or hinder the enforceability or performance of this Agreement or any of the Transaction Agreements.

         SECTION 4.12 Compliance with Applicable Laws. (a) The business of the Company and each Company Subsidiary has been and is being conducted in compliance in all material respects with all Applicable Laws and Orders, including, without limitation, all Applicable Laws and Orders relating to antitrust or trade regulation, employment practices and procedures and the health and safety of employees. Except as set forth in Section 4.12(a) of the Company Disclosure Letter, none of the Company or the Company Subsidiaries has, since June 30, 1997, been subject to any Order with respect to any of the foregoing or received any notice, demand letter, federal or state administrative inquiry, or formal complaint or claim with respect to any of the foregoing or the enforcement of any of the foregoing, nor has the Company or any Company Subsidiary been the subject of any criminal Proceedings or convicted of any felony or misdemeanor, except for such Orders, inquiries, complaints or claims which would not result in a Company Material Adverse Effect. In particular, and without limiting the foregoing, to the Knowledge of the Company: (i) neither any director, officer, agent, employee, nor other Person associated with or acting on behalf of the Company or any Company Subsidiary has, directly or indirectly, used any corporate funds of the Company or any Company Subsidiary for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; (ii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (iii) established or maintained any unlawful or unrecorded fund of corporate moneys or other assets or properties of the Company or any Company Subsidiary; made any false or fictitious entry on the book or records of the Company or any Company Subsidiary; made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; or (iv) made any bribe, kickback or other payment of a similar or comparable nature, whether lawful or not, to any Person, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained. The Company and each Company Subsidiary has adequate financial controls as necessary to comply with applicable financial auditing standards under GAAP.

         (b) The Company and the Company Subsidiaries employ the number of full-time and part-time employees as are indicated in Section 4.12(b) of the Company Disclosure Letter. Except as set forth in Section 4.12(b) of the Company Disclosure Letter: (i) none of the Company or any of the Company Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, fees, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees; (ii) there are no charges of employment discrimination, retaliation, or unfair labor practices or strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or, to the Knowledge of the Company, threatened against or involving the Company or any of the Company Subsidiaries; (iii) there are no attempts pending or, to the Knowledge of the Company, threatened, to organize for purposes of collective bargaining any employees of the Company or the Company Subsidiaries; (iv) there are no demands to recognize any Person as the exclusive representative of any such employees; (v) no question concerning representation exists respecting any group of employees of the Company or any of the Company Subsidiaries; and (vi) there are no claims or charges relating to or alleging violations of any Applicable Laws, including, without limitation, laws relating to discrimination, harassment, health and safety, family leave or wage payments, existing, pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries nor, to the Knowledge of the Company, has there occurred any event or does there exist any condition on the basis of which any such claim is reasonably likely to be asserted.

         SECTION 4.13 Contracts; Debt Instruments. (a) Except as disclosed in Section 4.13(a) of the Company Disclosure Letter, there are no Material Contracts. Neither the Company nor any of the Company Subsidiaries is in violation of or in default under (nor, to the Knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that have not and could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Each Material Contract is in full force and effect, and is a legal, valid and binding obligation of the Company or a Company Subsidiary and, to the Knowledge of the Company, each of the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and general principles of equity (regardless of whether considered in a proceeding in equity or at law). To the Knowledge of the Company, no condition exists or event has occurred which (whether with or without notice or lapse of time or both) would constitute a default by the Company or a Company Subsidiary or any other party thereto under any Material Contract or result (other than due to consummation of the Offer or the Merger) in a right of termination of any Material Contract.

         (b) Set forth in Section 4.13(b) of the Company Disclosure Letter is (i) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of the Company or the Company Subsidiaries in an aggregate principal amount in excess of $100,000 is outstanding or may be incurred, and (ii) the respective principal amounts currently outstanding thereunder.

         SECTION 4.14 Guarantees. Except as otherwise noted in Section 4.14 of the Company Disclosure Letter, none of the material obligations or liabilities of the Company or the Company Subsidiaries is guaranteed by any Person. Section 4.14 of the Company Disclosure Letter sets forth a correct and complete list of all guarantees by, or other contingent obligations of, the Company or the Company Subsidiaries showing the parties and amounts involved and the expiration dates thereof.

         SECTION 4.15 Intellectual Property. (a) The Company and the Company Subsidiaries own, or are validly licensed or otherwise have the enforceable right to use, all Material Intellectual Property Rights which are used in the conduct of the business of the Company and the Company Subsidiaries, as presently conducted. Section 4.15 of the Company Disclosure Letter sets forth a list of all patents, patent applications, registrations and applications for registration of trademarks, service marks, copyrights and domain names owned by the Company and the Company Subsidiaries.

         (b) Except as set forth in Section 4.15 of the Company Disclosure Letter, no claims with respect to any Material Intellectual Property Rights owned or used by the Company and the Company Subsidiaries are currently being asserted or have been threatened in writing in the last three (3) years by any Person against the Company or any of the Company Subsidiaries
(i) to the effect that the manufacture, sale, licensing or use of any of the products or services of the Company or any of the Company Subsidiaries as now manufactured, sold or licensed or used or proposed for manufacture, use, sale or licensing by the Company or any of the Company Subsidiaries infringes on any Intellectual Property Rights of another Person, (ii) against the use by the Company or any of the Company Subsidiaries of any Intellectual Property Rights of another Person, or (iii) challenging the ownership by the Company or any of the Company Subsidiaries or the validity of any of the Intellectual Property Rights owned or used by the Company and the Company Subsidiaries, except claims which have not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 4.15 of the Company Disclosure Letter, registrations of trademarks, service marks, and copyrights held by the Company are active and subsisting, except to the extent any failure has not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in
Section 4.15 of the Company Disclosure Letter, to the Knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights owned or used by the Company and the Company Subsidiaries by any third party, including any employee or former employee of the Company or any of the Company Subsidiaries, which has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in
Section 4.15 of the Company Disclosure Letter, no Material Intellectual Property Rights owned or used by the Company and the Company Subsidiaries or product of the Company or any of the Company Subsidiaries is subject to any outstanding Order restricting in any manner the licensing thereof by the Company or any of the Company Subsidiaries, except to the extent any such restriction has not had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has entered into any Contract that is currently in effect under which the Company or any of the Company Subsidiaries is restricted from selling, licensing or otherwise distributing any of its current products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

         SECTION 4.16 Takeover Laws. The Company's Board of Directors has taken all action necessary to ensure that Section 203 of the DGCL will not impose any additional procedural, voting, approval, fairness or other restrictions on the timely consummation of the Transactions or restrict, impair or delay the ability of Parent to engage in any transaction with the Company or to vote or otherwise exercise all rights as a stockholder of the Company. No other "fair price," "moratorium," "control share acquisition" or other anti-takeover statute or regulation of any Governmental Entity is applicable to the Company or the Transactions.

         SECTION 4.17 Affiliate Transactions. Except as set forth in
Section 4.17 of the Company Disclosure Letter, there are no loans, leases or other continuing transactions between the Company or any of the Company Subsidiaries and any present or former stockholder, director or officer thereof or any member of such officer's, director's or stockholder's family, or any Person controlled by such executive officer, director or stockholder or his or her family, including, without limitation, any transaction that would be disclosable pursuant to Item 404 of SEC Regulation S-K. To the Knowledge of the Company, no director or officer of the Company or any of the Company Subsidiaries nor any of their respective spouses or family members, owns directly or indirectly on an individual or joint basis any interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of the Company or any of the Company Subsidiaries, or any organization which has a Contract or arrangement with the Company or any of the Company Subsidiaries.

         SECTION 4.18 Environmental, Health, and Safety. Except as set forth in Section 4.18 of the Company Disclosure Letter, (a) The Company, the Company Subsidiaries, and their respective predecessors and Affiliates have complied with all Environmental, Health, and Safety Laws, and no action, suit, Proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed, commenced or to the Company's Knowledge, threatened against any of them alleging any failure so to comply, except in each case where the effect thereof would not result in a Company Material Adverse Effect. Without limiting the generality of the preceding sentence, the Company, the Company Subsidiaries and their respective predecessors and Affiliates have obtained and been in compliance with all of the terms and conditions of all Permits, licenses, and other authorizations which are required under, and have complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws, except in each case where the effect thereof would not result in a Company Material Adverse Effect.

         (b) None of the Company or any Company Subsidiary has received written notice that it has any liability (and neither the Company, the Company Subsidiaries nor their respective predecessors and Affiliates has disposed of any Hazardous Substance, arranged for the disposal of any Hazardous Substance, exposed any employee or other individual to any Hazardous Substance or condition, or owned or operated any property or facility in any manner that, could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company or any Company Subsidiary giving rise to any liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

         SECTION 4.19  Real and Personal Property.

         (a) Real Property. Schedule 4.19(a) of the Company Disclosure Letter sets forth a complete list of all real properties that are owned by the Company or any of the Company Subsidiaries (the "Company Owned Real Property"). The Company and each Company Subsidiary has good and marketable title to, or valid leasehold interests in, all real properties owned, used or occupied by them except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary and usual course of business and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted. Except as set forth in Section 4.19(a) of the Company Disclosure Letter, all such properties, other than properties in which the Company or the Company Subsidiaries has leasehold interests, are free and clear of all Liens and except for (i) statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen incurred in the ordinary and usual course of business for amounts not yet overdue or being contested in good faith, (ii) Liens for Taxes not yet due and payable or being contested in good faith in appropriate proceedings during which collection or enforcement is stayed and (iii) Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company and the Company Subsidiaries to conduct business as currently conducted (any or all of such liens under clauses (i), (ii) or (iii), "Permitted Liens"). Neither the Company nor any Company Subsidiary has an option to purchase any real property. All of the real property leased by the Company and each of the Company Subsidiaries is identified in Section

4.19(a) of the Company Disclosure Letter (herein referred to as the "Company Leased Real Property").

                  (i) Status of Leases. All leases of the Company Leased Real Property are identified in Section 4.19(a)(i) of the Company Disclosure Letter, and true and complete copies thereof have been delivered to Parent. Each of said leases has been duly authorized and executed by the Company or the Company Subsidiary party thereto, is in full force and effect and constitutes the legal, valid and binding obligation of the Company or the Company Subsidiary party thereto, and is enforceable in accordance with its respective terms, except to the extent that the enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity. The Company or the Company Subsidiary party thereto has not received notice of any default under any of said leases, nor, to the Knowledge of the Company, has any event occurred which, with notice or the passage of time, or both, would give rise to such a default. To the Knowledge of the Company, the other party to each of said leases is not in default under any of said leases and there is no event which, with notice or the passage of time, or both, would give rise to such a default.

                  (ii) Condition of Real Property. Except as set forth in
         Section 4.19(a)(ii) of the Company Disclosure Letter, all premises constituting a part of the Company Owned Real Property or the Company Leased Real Property are in good operating condition and repair, and there are no material defects in the physical condition of any buildings or improvements constituting part of the Company Owned Real Property or the Company Leased Real Property that, individually or in the aggregate, would materially impair the usefulness of the Company Owned Real Property or the Company Leased Real Property for its current purposes.

                  (iii) Compliance with the Law. None of the Company or any of the Company Subsidiaries has received any notice from any Governmental Entity of any violation of any Applicable Law, Order or Permit issued with respect to any Company Owned Real Property or Company Leased Real Property that has not been heretofore corrected and no such violation exists which could have a material adverse effect on the operation of any Company Owned Real Property or Company Leased Real Property. All improvements located on or constituting part of any Company Owned Real Property or Company Leased Real Property and the use and operation thereof by Company or any of the Company Subsidiaries are in compliance in all material respects with all Applicable Laws or Permits. None of the Company or any of the Company Subsidiaries has received any notice of any real estate Tax deficiency or assessment and, to the Knowledge of the Company, there is no proposed deficiency, claim or assessment with respect to any of the Company Owned Real Property or the Company Leased Real Property, or any pending or threatened condemnation thereof.

                  (iv) Other Matters. Neither the Company nor any Company Subsidiary leases or subleases any real or personal property as lessor or sublessor.

         (b) Personal Property. The Financial Statements reflect all of the assets and properties, real and personal, used by the Company and the Company Subsidiaries in their business or otherwise held by the Company or a Company Subsidiary. Except as set forth in Section 4.19(b) of the Company Disclosure Letter, the Company or one of the Company Subsidiaries has good and valid title to all assets and properties included in the Financial Statements or thereafter acquired, in each case free and clear of any Lien.

         SECTION 4.20 Insurance. The physical properties, assets, business, operations, employees, officers and directors of the Company and the Company Subsidiaries are insured to the extent disclosed in Section 4.20 of the Company Disclosure Letter. There is no claim by the Company or any of the Company Subsidiaries pending under any such policies as to which coverage has been questioned, denied or disputed by the insurer. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and the Company and the Company Subsidiaries are in compliance with the terms thereof. Section 4.20 of the Company Disclosure Letter also sets forth a list of insurance policies to which other parties (including Affiliates of the Company) are named insureds which relate to the properties, assets or operations of the Company or any Company Subsidiary and the names of such other parties. No notice of cancellation or termination has been received by the Company or any Company Subsidiary with respect to any insurance policy described in
Section 4.20 of the Company Disclosure Letter. The Company and each Company Subsidiary carry insurance in amounts and types of coverage which are adequate and customary in the industry and against risks and losses which are usually insured against by Persons holding or operating similar properties and similar businesses. No claims have been asserted by the Company or any Company Subsidiary under any of the insurance policies of the Company or any Company Subsidiary or relating to their properties, assets or operations. Each such insurance policy shall continue to be in full force and effect following consummation of the Transactions.

         SECTION 4.21 Compensation. Section 4.21 of the Company Disclosure Letter constitutes a full and complete list of each director, officer or employee of the Company or any Company Subsidiary whose total compensation from the Company or the Company Subsidiaries on an annualized basis exceeds $100,000 specifying their names and job designations, the total amount paid or payable, the basis of such compensation, whether fixed or commission or a combination thereof, and their current rate of pay. Except as otherwise disclosed in Section 4.21 of the Company Disclosure Letter, since June 30, 2000 there has been no material change in compensation, by means of wages, salaries, bonuses, gratuities or otherwise, to any such director, officer or employee of the Company or any Company Subsidiary or any change in compensation, either material in amount or other than in the ordinary and usual course of business, to any other director, officer or employee of the Company or any Company Subsidiary.

         SECTION 4.22 Certain Advances. Except for agreements set forth in
Section 4.17 of the Company Disclosure Letter, there are no loans or advances that individually or in the aggregate are in excess of $100,000 of the Company or any Company Subsidiary owing by directors, officers, employees, consultants or shareholders of the Company or any Company Subsidiary, or owing by any Affiliate of any director or officer of the Company or any Company Subsidiary, other than advances in the ordinary and usual course of business to officers and employees for reimbursable business expenses.

         SECTION 4.23 Licenses and Permits. The Company and each Company Subsidiary have obtained, and are in compliance in all material aspects with, all necessary licenses, franchises, permits, consents, approvals, Orders, certificates, authorizations, declarations and filings (collectively, "Permits") required by all Governmental Entities for the conduct of the business and operations of the Company and each Company Subsidiary as now conducted. There are no proceedings pending or, to the Knowledge of the Company, threatened which may result in the revocation, cancellation or suspension, or any adverse modification of any such Permits. There are no disciplinary actions under any such Permits pending or, to the Knowledge of the Company, threatened, against the Company, any Company Subsidiary or any of their respective officers, directors or employees. No such prior proceeding or disciplinary action has during the preceding twenty-four (24) months resulted in any materially adverse action against the Company or any Company Subsidiary and, to the Knowledge of the Company, there are no facts which may give rise to such Proceedings or disciplinary actions. Section 4.23 of the Company Disclosure Letter contains a correct and complete list of all such Permits required under any Environmental, Health and Safety Laws.

         SECTION 4.24 Copies of Certain Documents. The Company has heretofore made available to the Parent true and complete copies of: (i) all agreements entered into by the Company or any Company Subsidiary, if any, providing for the acquisition or disposition of businesses or product or service lines since January 1, 1998; and (ii) a complete list of all investments of the Company and the Company Subsidiaries, if any, in marketable or other securities (whether debt or equity) for investments made in the twelve (12) months prior to the date hereof.

         SECTION 4.25 Underlying Documents. All documents listed or described in the Company Disclosure Letter and furnished to Parent are true and complete copies, and there are no amendments or modifications thereto, except as expressly noted in the Company Disclosure Letter in which such documents are listed or described. The minute books of the Company and each Company Subsidiary contain accurate records of all corporate actions taken by the directors and shareholders of the Company and each Company Subsidiary.

         SECTION 4.26 Risk Management Instruments. There are no interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the Company's own account, or for the account of any of the Company Subsidiaries or their customers.

         SECTION 4.27 Brokers; Fees and Expenses. (a) Except for the fees payable by the Company to JPMorgan Securities Inc., that are quantitatively disclosed in Section 4.27 of the Company Disclosure Letter, no broker, investment banker, financial advisor or other Persons are entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Offer, the Merger and or any other Transaction based upon arrangements made by or on behalf of the Company.

         (b) No valid claim against the Company or the Surviving
Corporation or, to the Company's Knowledge, against Parent or Sub exists or will exist for payment of any "topping," "break-up," "bust-up" or "termination" fee or any similar compensation or payment arrangement as a result of the transactions contemplated hereby, including the Offer and the Merger except as provided by the Transaction Agreements.

         SECTION 4.28 Opinion of Financial Advisor. The Company has received the opinion of JPMorgan Securities Inc., the Company's financial advisor dated the date of this Agreement, that, as of such date, the consideration to be received in the Offer and the Merger by the Company's stockholders is, in the opinion of such advisor, fair to the Company's stockholders from a financial point of view, a signed copy of which opinion has been delivered to Parent.


                                 ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         Parent and Sub jointly and severally represent and warrant to the Company as follows:

         SECTION 5.01 Organization, Standing and Power. (a) Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to conduct its businesses as presently conducted, other than such franchises, licenses, Permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and could not reasonably be expected to have a Parent Material Adverse Effect.

         SECTION 5.02 Sub. Sub is a wholly owned Subsidiary of Parent and, since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of the Transaction Agreements to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

         SECTION 5.03 Financing. Parent has or has available to it, and will make available to Sub all funds necessary to consummate all the Transactions and pay the related fees and expenses of Parent and Sub.

         SECTION 5.04 Ownership of Company Common Stock. Except for the transactions contemplated by the Stock Option and Tender Agreements, as of the date of this Agreement, neither Parent nor Sub beneficially owns any Company Common Stock.

         SECTION 5.05 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Sub has full corporate power and authority to execute and deliver each Transaction Agreement to which it is a party and each agreement, document and instrument to be executed and delivered by or on behalf of Parent and/or Sub, as the case may be, pursuant to or in connection with the Transaction Agreements and to consummate the Transactions. The Board of Directors of Sub (the "Sub Board") has adopted a resolution approving this Agreement. The execution, delivery and performance by Parent and Sub of this Agreement and the Transaction Agreements to which either is a party and the consummation of the Transactions have been duly authorized by the Board of Directors of Parent (the "Parent Board") and the Sub Board and by Parent as the sole stockholder of Sub and, except as set forth in the Section 5.05 of the Parent Disclosure Letter, no other corporate action on the part of Parent or Sub or any other Person is necessary to authorize the execution and delivery by Parent and Sub of this Agreement, any Transaction Agreement or the consummation of the Transactions. This Agreement, assuming due and valid authorization, execution and delivery thereof by the Company, constitutes, and when executed and delivered by the Parent and/or Sub, as the case may be, each other Transaction Agreement will constitute, legal, valid and binding obligations of each of Parent and Sub, as the case may be, enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity.

         SECTION 5.06 No Conflicts; Consents. The execution and delivery by each of Parent and Sub of each Transaction Agreement to which it is a party, do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Parent or Sub, any provision of (i) the charter or organizational documents of Parent or Sub, (ii) any material Contract to which Parent or Sub is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in the following sentence, any Order or Applicable Law applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or Sub in connection with the execution, delivery and performance of any Transaction Agreement to which Parent or Sub is a party or the consummation of the Transactions, other than (A) compliance with and filings under the HSR Act, (B) the filing with the SEC of (x) the Offer Documents and (y) such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement and the other Transaction Agreements, the Offer, the Merger and the other Transactions,
(C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (D) such filings as may be required in connection with the taxes described in Section 7.08, (E) Consents, registrations, declarations or filings required to be made solely by reason of the Company's participation in the Transactions and (F) such other items as are set forth in Section 5.06 of the Parent Disclosure Letter.

         SECTION 5.07 Information Supplied. None of the information supplied or to be supplied in writing by Parent or Sub for inclusion or incorporation by reference in (i) Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

         SECTION 5.08 Brokers. Neither Parent nor Sub has entered into any contract, agreement, arrangement or understanding with any Person which may result in the obligation of Parent or Sub to pay any finder's fees, brokerage or agent's commission or other like payments in connection with the negotiations leading to the Transaction Agreements or consummation of the Transactions. Parent is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments against Parent or Sub in connection with the negotiations leading to the Transaction Agreements or consummation of the Transactions.

         SECTION 5.09 Litigation. As of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of Parent, threatened against Parent or Sub which may call into question the validity or hinder the enforceability or performance of this Agreement or any of the Transaction Agreements.


                                 ARTICLE VI

                 COVENANTS RELATING TO CONDUCT OF BUSINESS

         SECTION 6.01  Conduct of Business.

         (a) Conduct of Business by the Company. Except for matters expressly permitted by the Transaction Agreements, from the date of this Agreement to the Effective Time the Company shall, and shall cause each Company Subsidiary to, conduct its business in the ordinary and usual course of business and use its reasonable best efforts to preserve intact its current business organization, keep available the services of its officers and employees and maintain its relationships with customers, suppliers, vendors, licensors, licensees, distributors and agents and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters expressly permitted by this Agreement, and except as set forth in
Section 6.01 of the Company Disclosure Letter, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

                  (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (D) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization of the Company or any of the Company Subsidiaries;

                  (ii) authorize for issuance, issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Company Common Stock upon the exercise of Company Employee Stock Options outstanding on the date of this Agreement and in accordance with their present terms;

                  (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

                  (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or division thereof or (B) any assets outside the ordinary and usual course of business;

                  (v) (A) grant to any present or former employee, officer or director of the Company or any Company Subsidiary any increase in compensation or fringe benefits, except for increases in salary for non-officer employees in the ordinary and usual course of business, (B) grant to any present or former employee, officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, (C) other than entering into employment agreements with employees of the Company approved in advance by

         Parent, enter into or amend any employment, consulting, indemnification, severance or termination agreement with any such present or former employee, officer or director, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Plan, (E) except as permitted or required under Section 7.04, take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary and usual course of business, under any collective bargaining agreement or Company Plan, (F) loan or advance money or other property in excess of $25,000 in the aggregate, to all present or former employees, officers or directors of the Company or any Company Subsidiary or (G) except as permitted or required under Section 7.04, grant any new, or amend any existing, Company Employee Stock Option or enter into any agreement under which any Company Employee Stock Option would be required to be issued;

                  (vi) make any change in accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

                  (vii) sell, lease, license or otherwise dispose of or permit to become subject to any Lien, other than a Permitted Lien, any properties or assets, tangible or intangible, except sales of inventory and excess or obsolete assets in the ordinary and usual course of business;

                  (viii) except as disclosed in Section 6.01(a)(viii) of the Company Disclosure Letter, (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary and usual course of business, or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company or to customers of the Company or a Company Subsidiary in the ordinary and usual course of business;

                  (ix) make or agree to make any new capital expenditure or expenditures that, in the aggregate, are in excess of $250,000;

                  (x) make any Tax election or settle or compromise any Tax liability or refund;

                  (xi) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary and usual course of business or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements of the Company included in the Filed SEC Documents or incurred in the ordinary and usual course of business, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or
         (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party;

                  (xii) amend any Material Contract providing for payments or otherwise involving amounts in excess of $100,000 or, except in the ordinary and usual course of business, enter into any Material Contract; and

                  (xiii) authorize any of, or commit or agree to take any of, the foregoing actions.

         (b) Other Actions. The Company shall not, and shall not permit any Company Subsidiary to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in any Transaction Agreement becoming untrue or (ii) any condition to the Offer set forth in Exhibit A or any condition to the Merger set forth in Article VIII not being satisfied in all material respects.

         (c) Advice of Changes. (i) The Company shall promptly advise Parent in writing of any change or event having, or which, insofar as can reasonably be foreseen, would have, a Company Material Adverse Effect.

                  (ii) After the date hereof, the Company shall have the continuing obligation promptly to inform Parent in writing with respect to any matter hereafter arising or discovered which would have been required to be set forth or described in the Company Disclosure Letter or would have been required to be taken as an exception to any representation or warranty of the Company in order for the representations and warranties of the Company to be true and correct at and as of the times such representations and warranties are required to be true and correct in accordance with this Agreement; provided, however, that no such information supplied to Parent shall be deemed to amend or supplement the Company Disclosure Letter or to correct or cure any breach of or inaccuracy in any representation or warranty of the Company made in this Agreement.

         SECTION 6.02 No Solicitation. (a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company and the Company Subsidiaries shall not (and the Company will use its best efforts to cause each of its and each of its Company Subsidiaries' officers, directors or management employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries not to) directly or indirectly (i) solicit, encourage, engage in discussions or negotiate with any Person (whether such discussions or negotiations are initiated by the Company or otherwise) or take any other action intended or designed to facilitate any inquiry or effort of any Person (other than Parent) relating to any possible business combination with or any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets (with any such efforts by any such Person, including a firm proposal to make such an acquisition, to be referred to as an "Alternative Acquisition"), (ii) provide information with respect to the Company to any Person, other than Parent, relating to a possible Alternative Acquisition by any Person, other than Parent, (iii) enter into an agreement with any Person, other than Parent, providing for a possible Alternative Acquisition, or (iv) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any Person, other than by Parent. Notwithstanding the foregoing, prior to the acceptance for payment of Company Common Stock equal to at least the Minimum Tender Condition pursuant to, and subject to the conditions of, the Offer, the Company Board (or any committee thereof) may, to the extent required by the fiduciary obligations of the Company Board under Delaware law, as determined in good faith by the Company Board (or any committee thereof), in response to a proposal for an Alternative Acquisition ("Alternative Acquisition Proposal") that the Company Board (or any committee thereof) determines, in good faith after consultation with independent counsel and an independent financial advisor, is or is reasonably likely to result in a Superior Company Proposal (as defined in Section 6.02(e)), that was not solicited by the Company and that did not otherwise result from a breach of this Section 6.02(a) and subject to providing prior written notice of its decision to take such action to Parent, (x) furnish information with respect to the Company to the Person or group making such Alternative Acquisition Proposal and its representatives pursuant to a confidentiality agreement with terms not materially more favorable to the Person making the Alternative Acquisition Proposal than those applicable to Parent under the Confidentiality Agreement (except that such confidentiality agreement need not contain any standstill provisions) and (y) participate in discussions and negotiations with such Person or group and its representatives to the extent required by the fiduciary duties of the Company Board regarding such Alternative Acquisition Proposal. The Company shall, and shall cause its representatives to, cease immediately all discussions and negotiations that may have occurred prior to the date of this Agreement regarding any proposal that constitutes, or may reasonably be expected to lead to, an Alternative Acquisition Proposal. For purposes of this Section 6.02 and
Section 9.02(b)(ii), the term "Person" shall include any group as defined in the Exchange Act. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.02 by any director, officer or employee of the Company or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative of the Company or any Company Subsidiary shall be deemed to be a breach of this Section by the Company.

         (b) Neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by the Company Board or any such committee of this Agreement, the Offer or the Merger, (ii) approve or cause or permit the Company to enter into any letter of intent, agreement in principle, definitive agreement or similar agreement constituting or relating to, or which is intended to or is reasonably likely to lead to any Alternative Acquisition Proposal, (iii) approve or recommend, or propose to approve or recommend, any Alternative Acquisition Proposal or (iv) agree or resolve to take actions set forth in clauses (i),
(ii) or (iii) of this sentence. Notwithstanding the foregoing, if, during the period prior to the acceptance for payment of the Company Common Stock equal to the Minimum Tender Condition pursuant to the Offer, the Company Board receives a Superior Company Proposal and the Company Board determines in good faith, that it is necessary to do so in order to comply with its fiduciary obligations under Delaware law, the Company Board may, during such period, in response to a Superior Company Proposal that was unsolicited and did not otherwise result from a breach of Section 6.02(a), withdraw or modify its approval or recommendation of the Offer, the Merger and this Agreement and, in connection therewith, approve or recommend such Superior Company Proposal.

         (c) The Company promptly, and in any event within 24 hours, shall advise Parent in writing of any Alternative Acquisition Proposal or any inquiry with respect to or that could lead to any Alternative Acquisition Proposal, the identity of the Person or group making any such Alternative Acquisition Proposal or inquiry and the material terms of any such Alternative Acquisition Proposal or inquiry. The Company shall (i) keep Parent reasonably informed of the status, including any change to the details, of any such Alternative Acquisition Proposal or inquiry and (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all material correspondence and other written material sent or provided to the Company from any third party in connection with any Alternative Acquisition Proposal or sent or provided by the Company to any third party in connection with any Alternative Acquisition Proposal. The Company cannot terminate this Agreement pursuant to Section 9.01(e) until at least seventy-two (72) hours have expired since the Company provided Parent with written notice advising Parent (i) that the Company has received a Superior Company Proposal, (ii) of the material terms and conditions (including, without limitation, price, sources of financing and any material contingencies) of such Superior Company Proposal and of the identity of the Person making such Superior Company Proposal and (iii) that the Company intends to accept such Superior Company Proposal.

         (d) Nothing contained in this Section 6.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, after consultation with independent counsel, failure so to disclose could be inconsistent with its obligations under Applicable Law; provided, however, that except as set forth in Section 6.02(b), in no event shall the Company Board or any committee thereof withdraw or modify, or propose to withdraw or modify its position with respect to this Agreement, the Offer or the Merger or adopt, approve or recommend, or propose to adopt, approve or recommend any Alternative Acquisition Proposal.

         (e) For purposes of this Agreement, "Superior Company Proposal" means any proposal made by a third party to acquire all or substantially all the equity securities or assets of the Company, or other transaction for the acquisition of all or substantially all the equity securities or assets of the Company through a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale or a joint venture, that is on terms which the Company Board determines in its good faith judgment (after consultation with a financial adviser, with only customary qualifications, and independent legal counsel) to be superior for the holders of the Company Common Stock, from a financial point of view, to the Offer and the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal theretofore made by Parent to amend the terms of this Agreement, the Offer and the Merger) taking into account the likelihood of consummation in light of all financial, regulatory, legal and other aspects of such proposal (including, without limitation, any antitrust or competition law approvals or non-objections).


                                ARTICLE VII

                           ADDITIONAL AGREEMENTS

         SECTION 7.01 Preparation of Proxy Statement; Stockholders Meeting.
(a) If the approval of this Agreement by the Company's stockholders is required by Applicable Law, the Company shall, as soon as practicable following the expiration of the Offer, prepare in accordance with the rules and regulations of the SEC and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after filing with the SEC.

         (b) If the approval of this Agreement by the Company's stockholders is required by Applicable Law, the Company shall, as soon as practicable following the expiration of the Offer, duly call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of seeking Company Stockholder Approval. The Company shall, through the Company Board, recommend to its stockholders that they approve this Agreement and the Merger, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement, the Offer or the Merger as permitted by Section 6.02(b). Notwithstanding the foregoing, if Sub or any other Subsidiary of Parent shall acquire at least 90% of the outstanding shares of Company Common Stock, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders meeting in accordance with Section 253 of the DGCL.

         (c) Parent shall cause all shares of Company Common Stock purchased pursuant to the Offer and all other shares of Company Common Stock owned by Sub or any other Subsidiary of Parent to be voted in favor of the approval of this Agreement and the Merger.

         SECTION 7.02 Access to Information; Confidentiality. The Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisers and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, Contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Without limiting the generality of the foregoing, the Company shall, within two business days of request therefor, provide to Parent the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of Company Common Stock would be entitled under Section 220 of the DGCL (assuming such holder met the requirements of such section). All information exchanged pursuant to this Section 7.02 shall be subject to the Confidentiality Agreement and the Confidentiality Agreement shall remain in full force and effect in accordance with its terms except that the seventh and eighth paragraphs thereof (regarding standstill) are hereby terminated and of no further force and effect.

         SECTION 7.03 Reasonable Best Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement each of the parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities, including, without limitation, the execution of any documents required to be filed in accordance with the New Jersey Industrial Site Recovery Act, and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain any necessary approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, including under the HSR Act, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or any other Transaction Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Transaction Agreements. In connection with and without limiting the foregoing, the Company and the Company Board shall (A) take all commercially reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement or any other Transaction Agreement, and (B) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any other Transaction Agreement, take all commercially reasonable action necessary to ensure that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Agreements and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other Transactions.

         (b) Notwithstanding anything to the contrary in this Agreement,
(i) the Company shall not, without Parent's prior written consent, commit to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices (or allow its Subsidiaries to commit to any divestitures, licenses, hold separate arrangements or similar matters), and the Company shall commit to, and shall use its reasonable best efforts to effect (and shall cause its Subsidiaries to commit to and use their reasonable best efforts to effect), any such divestitures, licenses, hold separate arrangements or similar matters as Parent shall request, but solely if such divestitures, licenses, hold separate arrangements or similar matters are contingent on consummation of the Offer and (ii) neither Parent nor any of its Subsidiaries shall be required to agree (with respect to (A) Parent or its Subsidiaries or (B) the Company or its Subsidiaries) to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices, if such divestitures, licenses, arrangements or similar matters, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect.

         (c) Except as provided below, nothing in this Section 7.03 or any other part of this Agreement shall require Parent to refrain from entering into any agreement with respect to, or issuing Parent common stock or other consideration in connection with, a business combination with, or an acquisition of, another Person or any businesses or assets of another Person after the date of this Agreement and prior to the Effective Time (a "Subsequent Transaction"). In the event of a Subsequent Transaction, Parent shall agree to any divestitures, licenses, hold separate arrangements or similar matters (including covenants affecting business operating practices) on a timely basis that are necessary in order to obtain approval of the transactions contemplated by this Agreement under applicable competition laws that would not otherwise have been required in order to obtain such approval but for the Subsequent Transaction. Parent will promptly advise the Company in writing if it enters into an agreement relating to a Subsequent Transaction that is reasonably likely to have a material adverse impact under applicable competition law on the timely completion of the Transactions and thereafter keep the Company apprised of the status of such Subsequent Transaction.

         (d) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated by the Transaction Agreements, including promptly furnishing the other with copies of notice or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any Governmental Entity with respect to Transactions.

         (e) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of, and such party shall use its reasonable best efforts to prevent, or promptly remedy (i) any representation or warranty made by it contained in any Transaction Agreement that is qualified as to becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under any Transaction Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under any other Transaction Agreement.

         SECTION 7.04 Stock Options. (a) Except as described in Section 7.04(b) below, as soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Option Plans) shall adopt, or shall cause to be adopted, such resolutions or take, or cause to be taken, such other actions as are required to adjust the terms of all outstanding Company Employee Stock Options (other than the Individual Options) heretofore granted under any Company Option Plan or otherwise, to provide that each Company Employee Stock Option outstanding immediately prior to the Effective Time (whether or not then vested) shall be canceled as of the Effective Time in exchange for a cash payment by the Company to be made on the date following the Effective Time (or as soon as practicable thereafter) of an amount equal to
(i) the excess, if any, of (A) the price per share of Company Common Stock to be paid pursuant to the Offer over (B) the exercise price per share of Company Common Stock subject to such Company Employee Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Company Employee Stock Option shall not theretofore have been exercised.

         (b) With respect to the Individual Options granted to each of the individuals identified in Section 7.04(b) of the Company Disclosure Schedule, the Company shall take the actions specified on Schedule 7.04(b) of the Company Disclosure Schedule.

         (c) All amounts payable pursuant to this Section 7.04 shall be subject to any required withholding of Taxes and shall be paid without interest. The Company shall use its reasonable best efforts to obtain all consents of the holders of the Company Employee Stock Options as shall be necessary to effectuate the foregoing. Notwithstanding anything to the contrary contained in this Agreement, payment shall, at Parent's request, be withheld in respect of any Company Employee Stock Option until all necessary consents are obtained.

         (d) The Company Board shall adopt, or shall cause to be adopted, such resolutions or take such other actions as are required so that the Company Option Plans and the Individual Options shall terminate as of the Effective Time, and the provisions in any other Company Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and to ensure that following the Effective Time no holder of a Company Employee Stock Option or any participant in any Company Option Plan or other Company Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

         SECTION 7.05 ESPP. (a) The Company Board shall take such action as may be necessary or desirable in the reasonable judgment of Parent under the Amended and Restated Foilmark, Inc. Employee Stock Purchase Plan dated as of January 31, 1995, as the same may be amended (the

"ESPP"), to cause the Offering Period (as defined in the ESPP) that is pending at the date of this Agreement to be extended pursuant to Section 18(b) of the ESPP until such time as this Agreement may be terminated in accordance with its terms without the Offer or the Merger being consummated (as so extended, the "Pending Offering Period") such that there shall be no Exercise Date (as defined in the ESPP) during the term of this Agreement. Notwithstanding the foregoing, for purposes of participant contributions under Sections 5 and 6 of the ESPP, the Pending Offering Period shall end as originally scheduled.

         (b) Prior to the first acceptance by Sub of shares of Company Common Stock for payment pursuant to the Offer, the Company Board shall take all actions as may be necessary or desirable in the reasonable judgment of Parent to cause (i) the Pending Offering Period to be canceled without any further purchase of shares of Company Common Stock as contemplated by Section 17(a) of the ESPP, (ii) all amounts contributed to the ESPP during the Pending Offering Period to be refunded to the participants, and (iii) the ESPP to be terminated effective no later than the date of the first acceptance by Sub of shares of Company Common Stock for purchase pursuant to the Offer. Without limiting the generality of the foregoing, the Company Board shall make a determination under Section 17(c) of the ESPP that the consummation of the Offer constitutes a "change-in-control event" within the meaning of the ESPP.

         SECTION 7.06 Indemnification; D&O Insurance. (a) Parent and Sub agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company and the Company Subsidiaries (each, an "Indemnified Party") as provided in their respective certificates of incorporation or by-laws or in any indemnification agreement between the Company and any Indemnified Party as in effect immediately prior to the date of this Agreement shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Time.

         (b) Parent shall cause to be maintained for a period of six years from the Effective Time the Company's current D&O Insurance policy to the extent that it provides coverage for events occurring prior to the Effective Time for all persons who are directors and officers of the Company on the date of this Agreement, so long as the annual premium therefor would not be in excess of 150% of the last annual premium paid prior to the date of this Agreement (such amount, the "Maximum Premium"). Upon request by Parent, the Company shall use its reasonable best efforts to extend coverage under the Company's D&O Insurance by obtaining a six-year "tail" policy on terms and conditions no less advantageous than the existing D&O Insurance (provided that the lump sum payment to purchase such coverage does not exceed three times the Maximum Premium) and such "tail" policy shall satisfy Parent's obligations under this Section 7.06(b). Parent's obligations under this Section 7.06(b) shall also be satisfied if Parent's D&O Insurance provides (or is amended to provide) substantially similar coverage for events occurring prior to the Effective Time for persons who are directors and officers of the Company on the date of this Agreement. If the Company's existing D&O Insurance expires, is terminated or canceled during such six-year period or a "tail" policy cannot be purchased on the terms set forth above and Parent cannot or determines not to satisfy its obligations under this Section 7.06(b) pursuant to the preceding sentence, Parent shall use reasonable best efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the existing D&O Insurance. The Company represents to Parent that the last annual premium paid prior to the date of this Agreement is not greater than $100,000.

         (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Surviving Corporation assume the obligations set forth in this Section 7.06.

         (d) In the event any claim is made against any Indemnified Party that is covered or potentially covered by D&O Insurance, neither the Surviving Corporation nor Parent shall take any action or fail to take any action that would forfeit, jeopardize, restrict or limit the insurance coverage available for such claim until the final disposition thereof. The provisions of this Section 7.06 (i) shall survive the closing of the Transactions, are intended to benefit the Company, the Surviving Corporation and each Indemnified Party (each of whom and their heirs and legal representatives shall be entitled to enforce this Section 7.06 against Parent or the Surviving Corporation, and Parent shall cause Sub to pay all reasonable legal fees and disbursements (if any) incurred by or on behalf of any such person in successfully enforcing its rights under this
Section 7.06) and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

         SECTION 7.07 Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

         SECTION 7.08 Transfer Taxes. Either Sub or the Surviving Corporation shall pay all Transfer Taxes, if any, and any penalties or interest with respect to the Transfer Taxes, payable in connection with the consummation of the Offer or the Merger, and all Stock Transfer Taxes, if any, and any penalties or interest with respect to any such Stock Transfer Taxes.

         SECTION 7.09 Potential Litigation. The Company shall give Parent the opportunity to participate fully in the conduct of the defense or the settlement of any litigation against the Company and its directors relating to any Transaction. No settlement of any such litigation shall be agreed to without Parent's prior written consent.

         SECTION 7.10 Certain Employee Matters. Parent will cause the Surviving Corporation to maintain each Company Plan as in effect on the date of this Agreement (other than the Company Option Plans and the ESPP), or provide plans with benefits no less favorable than those provided under each Company Plan for a period of one (1) year after the Effective Time. In the event any employees of the Surviving Corporation become participants in any substitute for a Company Plan, Parent will cause the Surviving Corporation to give credit under such Plan to such employees for all service with the Surviving Corporation and with the Company (and any predecessor employer) prior to the Effective Time for purpose of determining eligibility to participate under such plan but not for any other purpose for which length of service may be taken into account or recognized by the Company in the administration of the replaced Company Plan.

         SECTION 7.11  Parent Guarantee of Bradford Agreement; Shareholder
Notes.

         (a) Parent will, and will cause the Surviving Corporation to absolutely and unconditionally pay, all amounts due under that certain Amended and Restated Consulting Agreement, dated as of October 1, 1991, as amended ( the "Consulting Agreement") by and among HoloPak Technologies, Inc. ("HoloPak"), Transfer Print Foils, Inc. and Bradford Associates, a New Jersey general partnership ("Bradford") in accordance with its terms, and Parent does hereby, and will cause the Surviving Corporation to absolutely and unconditionally guarantee payment on a timely basis of all amounts payable pursuant to the Consulting Agreement. Parent will cause the Surviving Corporation to pay all shareholder notes described on Section
4.17 of the Company Disclosure Letter when due in accordance with their respective terms.

         (b) In the event (i) Parent or the Surviving Corporation consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or, as a result of such merger or consolidation, the board of directors of Parent shall consist of a majority of directors who were not directors of Parent immediately prior to such merger, (ii) Parent transfers or conveys all or substantially all of its properties and assets to any Person, or (iii) any Person (other than any direct or indirect Subsidiary of Parent) acquires all or substantially all of the outstanding stock or assets of the Surviving Corporation or HoloPak, then, and in each such case, all amounts due under the Consulting Agreement and the shareholder notes described on Section 4.17 of the Company Disclosure Letter shall accelerate and become automatically due and payable in full at such time (together with interest at 8% per annum from the date such payment accelerates and becomes due to the date of payment).

         (c) The provisions of this Section 7.11 shall survive the closing of the Transactions and are for the benefit of, and shall be enforceable severally by, Bradford and its successors and assigns, and Bradford and the holders of the shareholder notes described on Section 4.17 of the Company Disclosure Letter shall each individually be entitled to enforce this
Section 7.11 against Parent or the Surviving Corporation and all successors and assigns thereof, and Parent shall cause Sub to pay all reasonable legal fees and disbursements (if any) incurred by or on behalf of any such person in successfully enforcing its rights under this Section 7.11.

                                ARTICLE VIII

                            CONDITIONS PRECEDENT

         SECTION 8.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

         (a) Stockholder Approval. If required by Applicable Law, the Company shall have obtained Company Stockholder Approval.

         (b) Antitrust. The waiting period (and any extension thereof) applicable to any of the Transactions under the HSR Act shall have been terminated or shall have expired and any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the consummation of Merger, shall have been obtained or made.

         (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing or imposing any conditions or limitations on the consummation of any of the Transactions shall be in effect; provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such injunction or other Order and to appeal as promptly as possible any such injunction or other order that may be entered.

         (d) Acceptance of Shares. Sub shall have accepted shares of Company Common Stock for payment pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of Parent or Sub if, in breach of this Agreement or the terms of the Offer, Sub fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.


                                 ARTICLE IX

                     TERMINATION, AMENDMENT AND WAIVER

         SECTION 9.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after Company
Stockholder Approval:

         (a)  by mutual written consent of Parent, Sub and the Company;

         (b)  by either Parent or the Company:

                  (i) if the Merger is not consummated on or before August 31, 2001 (the "Outside Date"), unless the failure to consummate the Merger is the result of a breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that this Agreement may not be terminated pursuant to this clause (i) if Sub has accepted shares of Company Common Stock for payment pursuant to the Offer;

                  (ii) if any Governmental Entity issues an Order or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such Order or other action shall have become final and nonappealable;

                  (iii) (A) Sub shall have failed to commence the Offer within ten (10) business days following the date of this Agreement or (B) the Offer shall have terminated or expired in accordance with its terms without Sub having purchased any shares of Company Common Stock pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to this clause (iii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement or the failure of whose representations and warranties to be true results in the failure of any such condition; or

                  (iv) if, upon a vote at a duly held stockholders meeting to obtain Company Stockholder Approval, Company Stockholder Approval is not obtained.

         (c) by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform
(i) would give rise to the failure of a condition set forth in Exhibit A, and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach (provided that Parent is not then in material breach of any representation, warranty or covenant contained in this Agreement); provided, however, that this Agreement may not be terminated pursuant to this clause (c) if Sub has accepted shares of Company Common Stock representing at least the Minimum Tender Condition for payment pursuant to the Offer;

         (d)  by Parent:

                  (i) if the Company Board or any committee thereof withdraws or modifies in a manner adverse to Parent its approval or recommendation of the Offer, the Merger or this Agreement or fails to recommend to the Company's stockholders that they accept the Offer or give Company Stockholder Approval, or the Company Board or any committee thereof resolves to take any of the foregoing actions; or

                  (ii) if the Company Board fails to reaffirm publicly and unconditionally its recommendation to the Company's stockholders that they accept the Offer and give Company Stockholder Approval within 10 business days of Parent's written request to do so (which request may be made at any time following public disclosure of an Alternative

         Acquisition Proposal), which public reaffirmation must also include the unconditional rejection of such Alternative
         Acquisition Proposal;

         (e) by the Company prior to the acceptance of shares of Company Common Stock representing at least the Minimum Tender Condition for payment pursuant to the Offer if, the Company Board shall have finally determined to approve, endorse or recommend an Alternative Acquisition Proposal that constitutes a Superior Company Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 9.01(e) unless (i) the Company has complied in all material respects with all of its obligations under Section 6.02 (including, without limitation, Section 6.02(c)) in accordance with the terms thereof, and (ii) the Company has paid to (or concurrently pays to) Parent the Termination Fee in accordance with this Section 9.01(e) and Section 9.02; or

         (f) by the Company, if Parent or Sub breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in
Article VIII and (ii) cannot be cured or has not been cured within 30 days after the giving of written notice to Parent of such breach (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement); provided, however, that this Agreement may not be terminated pursuant to this clause (f) if Sub has accepted shares of Company Common Stock representing at least the Minimum Tender Condition for payment pursuant to the Offer.

         SECTION 9.02 Effect of Termination; Fees and Expenses. (a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than Section 4.27, Section 5.08, the last sentence of Section 7.02, this Section 9.02 and Article X and except to the extent that such termination results from the breach by a party of any representation, warranty or covenant set forth in this Agreement.

         (b) The Company shall pay to Parent a fee in an amount equal to $2,000,000 (the "Termination Fee") if:

                  (i)   the Company terminates this Agreement pursuant to
         Section 9.01(e); or

                  (ii) Parent terminates this Agreement pursuant to Section 9.01(c) (but only with respect to a breach of Section 6.02) or
         Section 9.01(d).

Any fee due under this Section 9.02 shall be paid by wire transfer of same-day funds on the date of termination of this Agreement.

         (c) Except as provided below, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally the filing fees in connection with the HSR Act and the filing fees in connection with the Offer Documents.

         (d) If the Company shall become obligated to pay to Parent the Termination Fee pursuant to Section 9.02(b), such Termination Fee shall constitute the exclusive remedy for any breach by the Company of any of the representations, warranties or covenants contained in this Agreement. Notwithstanding the foregoing, nothing in this Section 9.02(d) shall limit Parent's ability to pursue any remedy it may have available to it in law or equity for any breach by the Company of any of the representations, warranties or covenants contained in this Agreement to the extent Parent is not entitled to receive the Termination Fee pursuant to Section 9.02(b).

         SECTION 9.03 Amendment. This Agreement may be amended by the parties at any time before or after receipt of Company Stockholder Approval; provided, however, that after receipt of Company Stockholder Approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         SECTION 9.04 Extension; Waiver. At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) subject to the proviso of Section 9.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         SECTION 9.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.01, an amendment of this Agreement pursuant to Section 9.03 or an extension or waiver pursuant to Section 9.04 shall, in order to be effective, be in writing and require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.


                                 ARTICLE X

                             GENERAL PROVISIONS

         SECTION 10.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement contained in any Transaction Agreement which by its terms contemplates performance after the Effective Time.

         SECTION 10.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)  if to Parent or Sub, to

                          Illinois Tool Works Inc.
                          3600 West Lake Avenue
                          Glenview, Illinois 60025-5811
                          Attention: Philip M. Gresh
                                     Executive Vice President
                          Tel: (847) 657-4848
                          Fax: (847) 657-4399

                          and

                          Illinois Tool Works Inc.
                          3600 West Lake Avenue
                          Glenview, Illinois 60025-5811
                          Attention:  Stewart S. Hudnut
                                      Senior Vice President,
                                      General Counsel and Secretary
                          Tel: (847) 657-4074
                          Fax: (847) 657-4392


         with a copy to:

                           Mayer, Brown & Platt
                           190 South LaSalle Street
                           Chicago, Illinois 60603-3441
                           Attention:  James T. Lidbury, Esq.
                           Tel: (312) 782-0600
                           Fax: (312) 701-7711

         (b)  if to the Company, to

                           Foilmark, Inc.
                           5 Malcolm Hoyt Drive
                           Newburyport, MA 01950
                           Attention:  Frank J. Olsen, Jr.
                                       President and Chief Executive Officer
                           Tel: (978) 462-7300
                           Fax: (978) 462-0831

         with a copy to:

                           Bradford Ventures Limited
                           1 Rockefeller Plaza, Suite 1722
                           New York, New York 10020
                           Attention:  Robert J. Simon
                           Tel: (212) 218-6900
                           Fax: (212) 218-6901

                           and

                           Hinckley, Allen & Snyder LLP
                           1500 Fleet Center
                           Providence, RI 02903
                           Attention: Stephen J. Carlotti, Esq.
                           Tel: (401) 274-2000
                           Fax: (401) 277-9600

                           and

                           Dechert
                           30 Rockefeller Plaza
                           New York, NY 10112
                           Attention: Carl A. de Brito, Esq.
                           Tel: (212) 698-3500
                           Fax: (212) 698-3599


         SECTION 10.03 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include",

"includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

         SECTION 10.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         SECTION 10.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of this Agreement by facsimile shall be effective to the fullest extent permitted by applicable law.

         SECTION 10.06 Entire Agreement; No Third-Party Beneficiaries. The Transaction Agreements, the Company Disclosure Letter, the Parent Disclosure Letter and all exhibits and schedules hereto and the Confidentiality Agreement, taken together, (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and
(ii) except for Section 7.05 and, from and after the Effective Time,
Section 3.01(c)(i), Section 7.04(a), Section 7.06, Section 7.11 and Section 9.02(c) are not intended to confer upon any Person other than the parties any rights or remedies.

         SECTION 10.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         SECTION 10.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         SECTION 10.09 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of any Transaction Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of any Transaction Agreement and to enforce specifically the terms and provisions of each Transaction Agreement in any Delaware state court or any Federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court or any Federal court located in the State of Delaware in the event any dispute arises out of any Transaction Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to any Transaction Agreement or any Transaction in any court other than any Delaware state court or any Federal court sitting in the State of Delaware and (d) waives any right to trial by jury with respect to any action related to or arising out of any Transaction Agreement or any Transaction.

                         [Intentionally left blank]

                  IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

                                ILLINOIS TOOL WORKS INC.


                                by
                                   --------------------------------------------
                                     Name:
                                     Title:


                                DUDLEY ACQUISITION INC.


                                by
                                   --------------------------------------------
                                     Name:
                                     Title:


                                FOILMARK, INC.


                                by
                                  ---------------------------------------------
                                    Name:
                                    Title:

                                                                     EXHIBIT A


                          Conditions of the Offer

         Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which would represent at least a majority of the Fully Diluted Shares (the "Minimum Tender Condition") and (ii) the waiting period (and any extension thereof) applicable to the purchase of shares of Company Common Stock pursuant to the Offer under the HSR Act shall have been terminated or shall have expired and any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the purchase of all shares of Company Common Stock tendered pursuant to the Offer under the HSR Act, shall have been obtained or made prior to the acceptance of shares of Company Common Stock pursuant to the Offer shall have been made or obtained. The term "Fully Diluted Shares" means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise, conversion or termination of all options, warrants, rights and securities exercisable or convertible into such voting securities. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer, with the consent of the Company or if, at any time on or after the date of this Agreement and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists:

                  (a) there shall have been instituted or pending any suit, action or proceeding that has a reasonable likelihood of success,
         (i) challenging the acquisition by Parent or Sub of any Company Common Stock, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or any other Transaction, or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Offer, the Merger or any of the other Transactions, (iii) seeking to impose limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries, or (v) which otherwise is reasonably likely to have a Parent Material Adverse Effect or a Company Material Adverse Effect;

                  (b) any statute, rule, regulation, legislation, interpretation, judgment, Order or injunction shall be enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval withheld with respect to the Offer, the Merger or any of the other Transactions, by any Governmental Entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

                  (c) except as disclosed in the Filed Company SEC Documents or the Company Disclosure Letter, since the date of the most recent audited financial statements included in the Filed Company SEC Documents there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or is reasonably likely to have, a Company Material Adverse Effect, except where such event results, directly or indirectly, from (i) changes affecting the economy generally, (ii) changes affecting the industry in which the Company operates generally,
         (iii) the public announcement or pendency of the Offer, the Merger or the Transactions, or (iv) compliance by the Company with any of the terms hereof;

                  (d) (i) it shall have been publicly disclosed or Parent shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of more than 15% of the outstanding shares of the Company Common Stock has been acquired by another Person (including any group as defined in the Exchange
         Act) or (ii) the Company Board or any committee thereof shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Offer and this Agreement or the Company Board or any committee thereof shall have resolved to take any of the foregoing actions;

                  (e) any of the representations and warranties of the Company in this Agreement shall not be true and correct as of the date of this Agreement and as of such time as though made at such time, except (i) to the extent such representation and warranty expressly relates to a specific date (in which case on and as of such specific date), (ii) to the extent Parent had consented in writing to any supplement or amendment to the Company Disclosure Letter delivered to Parent pursuant to Section 6.01(c)(ii) of the Merger Agreement, or (iii) where the failure to be so true and correct would not, individually or in the aggregate, result in a Company Material Adverse Effect;

                  (f) the Company shall have failed to perform in any respect any obligation or to comply in any respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement; except for such failures which would not, individually or in the aggregate, result in a Company Material Adverse Effect; or

                  (g) this Agreement shall have been terminated in accordance with its terms.

which, in the reasonable judgment of Sub or Parent, in any such case, and regardless of the circumstances giving rise to any such condition
(including any action or inaction by Parent or any of its Affiliates), makes it inadvisable to proceed with such acceptance for payment or payment.

         The foregoing conditions are for the sole benefit of Sub and Parent and may be asserted by Sub or Parent regardless of the circumstances giving rise to such condition or may be waived by Sub and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent, Sub or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.